EXHIBIT 5.1

August 20, 2018

Board of Directors

Tanzanian Royalty Exploration Corporation

44th Floor, Scotia Plaza

40 King Street West

Toronto, Ontario

M5H 3Y4

Dear Sirs:

Re:	Tanzanian Royalty Exploration Corporation (the “Company”)
Registration Statement on Form F-3 (the “Registration Statement”)

We have acted as counsel for Tanzanian Royalty Exploration Corporation, a corporation incorporated under the Business Corporations Act (Alberta). We are furnishing this opinion at your request in connection with the Company’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) to register (i) common shares of the Company (“Common Shares”), (ii) warrants to purchase Common Shares (“Warrants”), (iii) units consisting of Common Shares, Warrants or any combination of these securities (“Units”) and (iv) common share purchase rights (“Rights”) which are attached to and trade with the Common Shares having an aggregate maximum offering price of US$15,000,000. The Common Shares, Warrants, Units and Rights are hereinafter referred to collectively as the “Shelf Securities.” The Shelf Securities may be issued and sold from time to time as set forth in the Registration Statement, any amendment thereto, and the base prospectus (“Base Prospectus”) and any supplements thereto (“Prospectus Supplement”) or term sheets to be filed pursuant to the rules and regulations promulgated under the Securities Act.

The Warrants, either individually, or in combination with other Shelf Securities, may be issued under a separate warrant agency agreement (a “Warrant Agreement”) to be entered into between the Company and one or more entities acting as warrant agent. The Units, either individually, or in combination with other Shelf Securities, may be issued under a unit agreement (the “Unit Agreement”) between the Company and one or more unit agents to be specified therein. The Warrant Agreement and Unit Agreement are referred to herein collectively as “Governing Documents”.

In connection with these opinions, we have examined the Registration Statement and the Base Prospectus and such matters of fact and questions of law as we have considered appropriate for purposes of these opinions.

In addition, in rendering these opinions, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; (v) the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents; and (vi) that methods of payment delivered in consideration for the Shelf Securities will be honoured upon presentation or will otherwise result in receipt by the Company of the funds.

We are qualified to carry on the practice of law in the Province of Alberta. Our opinions below are expressed only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinion is expressed in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion; (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express; or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Our opinions expressed herein are based on the following assumptions:

(a)	at or prior to the time of the delivery of the Shelf Securities, the Registration Statement, including all necessary post-effective amendments, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded;

(b)	an appropriate Prospectus Supplement with respect to any offered Shelf Securities will have been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(c)	the Securities will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement, the Base Prospectus and the Prospectus Supplement with respect to the Shelf Securities to be offered in the future;

(d)	if the offered Shelf Securities are to be sold pursuant to a definitive purchase, subscription, underwriting or similar agreement, such agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto;

(e)	at the time of any offering or sale of any Warrants or Units consisting of Common Shares or Warrants exercisable or exchangeable into Common Shares, in whole or in part, (together, “Convertible Securities”) and as of the date of the issuance of any Common Shares issuable upon exercise of any Convertible Securities, there will be sufficient Common Shares authorized and unissued under the Company’s then-current constating documents and not otherwise reserved for issuance;

(f)	at the time of issuance and sale of any Common Shares, a sufficient number of shares of Common Shares is authorized and reserved for issuance and that prior to any offering and sale of the Common Shares, the Company’s board of directors (“Board”) will duly authorize the price at which the Common Shares are to be issued and sold;

(g)	any Common Shares issuable upon exercise of Convertible Securities will have been duly authorized, and reserved for issuance upon such exercise;

(h)	at the time of the issuance of any Shelf Securities, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Shelf Securities and to execute and deliver any applicable Governing Document;

(i)	any applicable Governing Document will have been duly authorized, executed and delivered by the parties thereto (other than the Company), as applicable, and constitutes legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with its terms;

(j)	the terms of the offered Shelf Securities and of their issuance and sale have been duly established in conformity with the Company’s constating documents, so as not to violate any applicable law or Governing Document, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the parties (other than the Company) to a Governing Document, as applicable;

(k)	the Board will have taken all necessary corporate action, including the passing of a resolution or resolutions of the Board in form and content as required by applicable law, to approve the issuance and terms of the offered Shelf Securities, the consideration to be received therefor, the applicable Governing Documents, if any, and the execution thereof, and related matters (the “Authorization”);

(l)	the Company will have received the agreed upon consideration for the issuance of the offered Shelf Securities and such Shelf Securities will have been delivered by or on behalf of the Company against payment therefor; and

(m)	the offered Shelf Securities will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Company’s constating documents, applicable law, applicable Governing Documents, if any, and the Authorization.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof:

1.       With respect to the Common Shares when issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration provided therein to the Company, or upon conversion, exchange or exercise of any other security in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, each of the Common Shares will be validly issued, fully paid and non-assessable.

2.       With respect to the Warrants, when: (a) one or more Warrant Agreements (incorporating the provisions as are contained in a document which will be filed as an exhibit to or incorporated by reference in the Registration Statement and/or any Prospectus Supplement) have been duly executed and delivered by the Company and a warrant agent, if any; and (b) the Warrants have been issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement as approved by the Board, for the consideration approved by the Board, the Warrants will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3.       With respect to the Units, assuming the: (a) taking of all necessary corporate action to authorize and approve the issuance, execution and terms of any Units, the related Unit Agreements and any securities which are components of the Units, the terms of the offering thereof and related matters; (b) due execution, countersignature (where applicable), authentication, issuance and delivery of the Units, the Unit Agreements, and the Shelf Securities that are components of such Units, in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board, and otherwise in accordance with the provisions of the Warrant Agreement(s) and Unit Agreement(s), such Units will be validly issued and will entitle the holders thereof to the rights specified in the Unit Agreements.

The opinions expressed above are subject to the following qualifications:

(i)	the enforceability of any agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally;

(ii)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including, without limitation:

a)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

b)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

c)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgment; and

d)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence;

(iii)	we express no opinion as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(iv)	we express no opinion as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(v)	we express no opinion with respect to rights to indemnity and contribution;

(vi)	a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defense thereto;

(vii)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(viii)	public policy considerations which may limit the rights or parties to obtain remedies.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Legal Matters” in the Base Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ Miller Thomson LLP